Exhibit 99

For Immediate Release	Earl O. Bradley, III
Phone: 931-552-6176

Patrick C. Greenwell
Phone: 931-552-6176

FIRST ADVANTAGE BANCORP
ANNOUNCES DECISION NOT TO PARTICIPATE
IN THE TREASURY DEPARTMENT’S CAPITAL PURCHASE PROGRAM

Clarksville, Tennessee.  November 12, 2008.  First Advantage Bancorp (the “Company”) [Nasdaq:  FABK], the holding company for First Federal Savings Bank (the “Bank”), announced today that its Board of Directors has determined not to participate in the Treasury Department’s Capital Purchase Program (CPP), which is part of the broader Troubled Asset Relief Program (TARP) initiative. In November 2007, the Company raised net proceeds of $51.2 million from the sale of its common stock in connection with the Bank’s conversion from the mutual to the stock form of organization.  At September 30, 2008, the Bank’s Tier 1 Core Capital ratio was 13.0% and its total risk based capital ratio was 22.8%.  Additionally, First Advantage Bancorp has approximately $25.0 million in capital which is not included in the Bank’s capital ratios.  First Advantage Bancorp’s common shareholders’ equity to assets was 20.8% as of September 30, 2008.

    "After careful consideration, we have made a business decision that we will not seek federal CPP funds," said Earl O. Bradley, III, Chief Executive Officer.  “We understand the need for the TARP program and the government’s swift and decisive efforts to stabilize the nation’s financial markets by assisting banks with capital needs.  However, we are already among the highest capitalized FDIC insured institutions and currently have no valid need to accept taxpayer funds.  We are continuing to make quality loans and grow deposits.  We believe our high capital level provides us flexibility to continue to grow our business and take advantage of any potential acquisition opportunities, without the need for the addition of TARP capital.”

About First Advantage Bancorp

    Founded in 1953, First Federal Savings Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a federally chartered savings bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with four full-service offices and one limited service office in Montgomery County, Tennessee which is approximately 40 miles northwest of Nashville near the Kentucky border.  First Federal Savings Bank offers a full range of retail and commercial financial services.  The Bank’s website address is www.firstfederalsb.com.  First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol “FABK.”

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Federal Savings Bank’s market area, changes in real estate market values in First Federal Savings Bank’s market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform.

    These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.